Exhibit 99.5

Tarena International, Inc.

(the “Company”)

INSTRUMENT OF TRANSFER

FOR VALUE RECEIVED

USD1.0		,	(amount)

I,	HAN Shaoyun	of	(transferor)

6F, No.1 Andingmenwai Street, Litchi Tower, Chaoyang District, Beijing 100011, People's Republic of China,			(address)

hereby sell, assign and transfer unto	SUN Ying		(transferee)

of	Room 1809, GTC Residence Beijing NO.36 North Third Ring Road East, Dongcheng District, Beijing, China,		(address)

415,000		Class A Ordinary Shares

of	Tarena International, Inc.		(company name)

Dated this 3 day of November, 2023

Signed by the Transferor: /s/ Han Shaoyun
Name: Han Shaoyun Signed by the Transferee: /s/ Sun Ying
Name: Sun Ying